Exhibit 99.1
NEWS
Republic Contacts:
Media Inquiries: Susan David (480) 627-2885
Investor Inquiries: Ed Lang (480) 627-7128
REPUBLIC SERVICES, INC. ANNOUNCES BOND OFFERING
PHOENIX, AZ, August 31, 2009...Republic Services, Inc. (NYSE: RSG) announced today that it has commenced a private offering of $500 million of senior notes due 2019. We intend to use the net proceeds of the offering to tender for certain outstanding senior notes maturing in 2010 and 2011 that were issued by us or one of our subsidiaries, subject to a maximum payment amount of $250 million (plus accrued interest), to reduce amounts outstanding under our revolving credit facility and to remit estimated tax payments related to our divestiture of assets in connection with our 2008 merger with Allied Waste Industries, with the remainder to be used for general corporate purposes, including capital expenditures. The offering is subject to market and other conditions.
The notes will be our general senior unsecured obligations and will be guaranteed by each of our subsidiaries that also guarantee our revolving credit facilities. These guarantees will be general senior unsecured obligations of the subsidiary guarantors.
We are offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.
INFORMATION REGARDING FORWARD LOOKING STATEMENTS
The disclosures herein include “forward looking statements” within the meaning of the federal securities law concerning Republic’s proposed offering. The terms of, and Republic’s ability to complete, such transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.